Exhibit 99.1

CONNECTONE BANCORP, INC. REPORTS

FIRST QUARTER 2023 RESULTS

●	Current liquidity including borrowing capacity enhanced to nearly $4 billion or 250% of uninsured and uncollateralized deposits, or approximately 20% of total deposits
●	Core client net inflows contributed to a $400 million, or 5.4%, sequential increase in deposits for the quarter
●	TCE ratio of 8.9% and CET1 ratio of 10.5% at quarter-end, largely unaffected by rising interest rates
●

Net interest margin compressed to 3.00%. Rising interest costs due to liquidity tightening across the industry, an increase in on-balance sheet cash, and the cost of maintaining and growing client relationships contributed to the accelerated decrease of 48 bps

●	Resilient profitability: return on assets of 1.04%, return on tangible common equity of 11.1%, and pre-provision net revenue as a % of assets of 1.46%
●	Quarterly common dividend increased by 9.7% to $0.17 per share reflecting a dividend payout ratio of 29%
●	Repurchased 205,000 shares at an average price of $22.51 during the first quarter and plan to continue repurchase program as market conditions permit

Englewood Cliffs, N.J., April 27, 2023 (GLOBE NEWSWIRE) – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported net income available to common stockholders of $23.4 million for the first quarter of 2023, compared with $31.0 million for the fourth quarter of 2022 and $29.9 million for the first quarter of 2022. Diluted earnings per share were $0.59 for the first quarter of 2023 compared with $0.79 for the fourth quarter of 2022 and $0.75 for the first quarter of 2022. The $7.6 million decrease in net income available to common stockholders and $0.20 decrease in diluted earnings per share versus the fourth quarter of 2022 were primarily due to a $10.9 million decrease in net interest income, a $0.7 decrease in noninterest income, and a $1.6 million increase in noninterest expenses, partially offset by a decrease in provision for credit losses of $2.3 million and a $3.3 million decrease in income tax expense. The $6.5 million decrease in net income available to common stockholders and $0.16 decrease in diluted earnings per share versus the first quarter of 2022 were due to a $3.3 million decrease in net interest income, a $0.3 million decrease in noninterest income, and a $5.6 million increase in noninterest expenses, partially offset by a decrease in provision for credit losses of $0.4 million and a $2.3 million decrease in income tax expenses.

Pre-tax, pre-provision net revenue (“PPNR”) as a percent of average assets was 1.46%, 2.02% and 2.17% for the quarters ending March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer commented, “Our stated goals of maintaining our client relationships, transforming our infrastructure, and growing smartly were highly evident in this unprecedented quarter. We reached out to our client base with a sense of urgency resulting in net deposit inflows for the quarter; we lowered our uninsured deposits, uncollateralized deposits from approximately 40% at year-end to 20% today; and we improved our aggregate cash position and unused borrowing capacity to nearly $4 billion, fortifying our liquidity backstop. Our tangible common equity ratio remained strong, largely unaffected by rising interest rates reflecting both strong profitability and effective management and hedging of our available for sale securities portfolio. We also remain well-positioned for economic uncertainty, reflecting our high credit standards, diversified relationship-based client philosophy and avoidance of potentially riskier sub-segments.

Mr. Sorrentino added, “During the latter part of 2022, and through the first quarter of 2023, we had success playing offense, deepening client relationships and building core deposits, with inflows during the quarter exceeding outflows. That said, by intentionally addressing increased deposit rate competition earlier than most, we experienced accelerated net interest margin compression which negatively impacted first quarter earnings results. Nonetheless, as we execute our business plan, we continue to be disciplined in our approach and believe that ConnectOne’s long-term profitability outlook remains strong.”

Mr. Sorrentino concluded, “We will continue to execute on some of the market related opportunities that have recently materialized, however, given the current economic outlook, we expect relatively flat loan and expense growth for the remainder of 2023. And although the industry remains burdened by near-term headwinds, I remain extremely confident in the Company's future as we move through 2023 and eventually transition to a more normalized environment.”

Dividend Declarations

The Company announced that its Board of Directors declared an increased quarterly cash dividend on its common stock and declared a cash dividend on its outstanding preferred stock.

A cash dividend on common stock of $0.17, an increase of 9.7%, will be paid on June 1, 2023, to common stockholders of record on May 15, 2023. A dividend of $0.328125 per depositary share, representing a 1/40th interest in the Company’s 5.25% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, will also be paid on June 1, 2023 to preferred stockholders of record on May 15, 2023.

Operating Results

Fully taxable equivalent net interest income for the first quarter of 2023 was $67.8 million, a decrease of $10.9 million, or 13.9%, from the fourth quarter of 2022 due to a 48 basis-point contraction of the net interest margin from 3.48% to 3.00%, partially offset by an increase in interest-earning assets of $202.1 million. The increase in interest-earning assets from the fourth quarter of 2022 was primarily attributable to increases in cash and cash equivalents of $117.8 million and loans of $93.2 million. While the net interest margin benefitted from a 15 basis-point increase in the loan portfolio yield, to 5.35%, the average cost of deposits, including noninterest-bearing demand, increased by 74 basis points to 2.20% from 1.46% in the fourth quarter of 2022. Contributing to the increased cost of deposits was a $158.4 million, or 9.8%, decline in average noninterest-bearing deposits as bank depositors throughout the industry are transitioning funds to interest-earning products. In addition, while we are cognizant of the short-term implications of faster deposit betas, maintaining and growing client deposits and protecting decay rates reflects a more prudent oversight of liquidity and the balance sheet for the longer term.

Fully taxable equivalent net interest income for the first quarter of 2023 decreased by $3.0 million, or 4.3%, from the first quarter of 2022. The decrease from the first quarter of 2022 resulted primarily from a 71 basis-point decrease of the net interest margin from 3.71% to 3.00%, partially offset by an increase in interest-earning assets of $1.4 billion. The contraction of the net interest margin for the first quarter of 2023 when compared to the first quarter of 2022 was primarily attributable to a 189 basis-point increase in the average costs of deposits, including noninterest-bearing deposits, partially offset by an 85 basis-point increase in the loan portfolio yield.

Noninterest income was $2.8 million in the first quarter of 2023, $3.5 million in the fourth quarter of 2022 and $3.1 million in the first quarter of 2022. Included in noninterest income were net losses on equity securities of $0.2 million, $0.1 million and $0.6 million for the first quarter 2023, fourth quarter 2022 and first quarter 2022, respectively. Excluding the aforementioned items, adjusted noninterest income was $3.0 million, $3.6 million and $3.7 million for the first quarter 2023, fourth quarter 2022 and first quarter 2022, respectively. The $0.6 million decrease in adjusted noninterest income for the current quarter versus the sequential fourth quarter 2022 was primarily due to a decrease in deposit, loan and other income of $0.5 million and a decrease in net gains on sale of loans held-for-sale of $0.1 million. The $0.7 million decrease in adjusted noninterest income for the current quarter versus the first quarter 2022 was primarily due to decreases in net gains on sale of loans held-for-sale of $0.7 million and deposit, loan and other income of $0.3 million, partially offset by increases in bank owned life insurance income of $0.3 million.

Noninterest expenses totaled $34.9 million for the first quarter of 2023, $33.3 million for the fourth quarter of 2022 and $29.2 million for the first quarter of 2022. The increase in noninterest expenses of $1.6 million from the fourth quarter of 2022 was primarily attributable to increases in salaries and employee benefits of $0.6 million, information technology and communications of $0.4 million, other expenses of $0.3 million, occupancy and equipment of $0.2 million and FDIC insurance of $0.1 million. The increase in noninterest expenses of $5.6 million from the first quarter of 2022 was primarily attributable to increases in salaries and employee benefits of $3.6 million, other expenses of $0.8 million, occupancy and equipment of $0.8 million, professional and consulting of $0.4 million, FDIC insurance of $0.3 million, information technology and communications of $0.2, and marketing and advertising of $0.2 million, partially offset by a decrease in acquisition expenses related to BoeFly of $0.7 million. The increase in salaries and employee benefits from the prior sequential quarter and prior year quarter was primarily attributable to new hires and seasonal increases in payroll taxes.

Income tax expense was $9.1 million for the first quarter of 2023, $12.3 million for the fourth quarter of 2022 and $11.4 million for the first quarter of 2022. The effective tax rates for the first quarter of 2023, fourth quarter of 2022 and first quarter of 2022 were 26.7%, 27.5% and 26.6%, respectively.

Asset Quality

The provision for credit losses was $1.0 million for the first quarter of 2023, $3.3 million for the fourth quarter of 2022 and $1.5 million for the first quarter of 2022. The current quarter’s provision primarily reflects modest loan growth and an increase in qualitative factors.

Nonperforming assets, which include nonaccrual loans and other real estate owned, were $47.7 million as of March 31, 2023, $44.7 million as of December 31, 2022 and $59.7 million as of March 31, 2022. Nonaccrual loans were $47.7 million as of March 31, 2023, $44.5 million as of December 31, 2022 and $59.4 million as of March 31, 2022. Nonperforming assets as a percentage of total assets were 0.48% as of March 31, 2023, 0.46% as of December 31, 2022 and 0.72% as of March 31, 2022. The ratio of nonaccrual loans to loans receivable was 0.59%, 0.55% and 0.85%, as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The annualized net loan charge-offs ratio was 0.22% for the first quarter of 2023, 0.22% for the fourth quarter of 2022 and 0.01% for the first quarter of 2022. The current quarter’s charge-offs reflect the resolution of certain nonaccrual taxi loans and one owner-occupied commercial real estate loan that were previously reserved for and therefore required no additional loan loss provisioning. The allowance for credit losses represented 1.07%, 1.12%, and 1.15% of loans receivable as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The allowance for credit losses as a percentage of nonaccrual loans was 182.5% as of March 31, 2023, 203.6% as of December 31, 2022 and 134.8% as of March 31, 2022.

Selected Balance Sheet Items

The Company’s total assets were $9,960.5 million as of March 31, 2023, an increase of $315.5 million from December 31, 2022.  The increase in total assets was primarily due to increased cash and cash equivalents which were $562.4 million, an increase of $294.1 million from December 31, 2022. Loans receivable were $8.1 billion, an increase of $32.4 million from December 31, 2022. Total deposits were $7.8 billion, an increase of $396.6 million from December 31, 2022.

The Company’s total stockholders’ equity was $1.2 billion as of March 31, 2023, an increase of $12.2 million from December 31, 2022. The increase in retained earnings of $17.3 million was the primary reason for the overall increase in stockholders’ equity, in addition to an increase in additional paid-in capital of $1.2 million, partially offset by a decrease in accumulated other comprehensive income of $1.5 million and an increase in treasury stock of $4.9 million. As of March 31, 2023, the Company’s tangible common equity ratio and tangible book value per share were 8.87% and $22.07, respectively. As of December 31, 2022, the tangible common equity ratio and tangible book value per share were 9.04% and $21.71, respectively. Total goodwill and other intangible assets were $215.3 million as of March 31, 2023, and $215.7 million as of December 31, 2022.

Use of Non-GAAP Financial Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

First Quarter 2023 Results Conference Call

Management will also host a conference call and audio webcast at 10:00 a.m. ET on April 27, 2023 to review the Company's financial performance and operating results. The conference call dial-in number is 1-412-317-5195, access code 10177527. Please dial in at least five minutes before the start of the call to register. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the "Investor Relations" link on the Company's website https://www.ConnectOneBank.com or at http://ir.connectonebank.com.

A replay of the conference call will be available beginning at approximately 1:00 p.m. ET on Thursday, April 27, 2023 and ending on Thursday, May 4, 2023 by dialing 1-412-317-6671, access code 10177527. An online archive of the webcast will be available following the completion of the conference call at https://www.connectonebank.com or at http://ir.connectonebank.com.

About ConnectOne Bancorp, Inc.

ConnectOne Bancorp, Inc., is a modern financial services company that operates, through its subsidiary, ConnectOne Bank, and the Bank’s fintech subsidiary, BoeFly, Inc. ConnectOne Bank is a high-performing commercial bank offering a full suite of banking & lending products and services that focus on small to middle-market businesses. BoeFly, Inc. is a fintech marketplace that connects borrowers in the franchise space with funding solutions through a network of partner banks. ConnectOne Bancorp, Inc. is traded on the Nasdaq Global Market under the trading symbol "CNOB," and information about ConnectOne may be found at https://www.connectonebank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, as supplemented by the Company’s subsequent filings with the U.S. Securities and Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, changes in accounting principles and guidelines and the impact of the COVID-19 pandemic on the Company, its employees and operations, and its customers. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns

Senior Executive VP & CFO

201.816.4474: bburns@cnob.com

Media Contact:

Shannan Weeks

MWW

732.299.7890: sweeks@mww.com

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	March 31,	December 31,	March 31,
	2023	2022	2022
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$58,063	$61,629	$61,849
Interest-bearing deposits with banks	504,353	206,686	249,695
Cash and cash equivalents	562,416	268,315	311,544

Investment securities	629,001	634,884	512,030
Equity securities	18,025	15,811	13,198

Loans held-for-sale	11,197	13,772	2,742

Loans receivable	8,132,119	8,099,689	6,979,595
Less: Allowance for credit losses - loans	87,002	90,513	80,070
Net loans receivable	8,045,117	8,009,176	6,899,525

Investment in restricted stock, at cost	46,379	46,604	25,254
Bank premises and equipment, net	29,603	27,800	28,779
Accrued interest receivable	46,301	46,062	34,081
Bank owned life insurance	232,859	231,328	196,937
Right of use operating lease assets	9,541	10,179	10,400
Other real estate owned	-	264	316
Goodwill	208,372	208,372	208,372
Core deposit intangibles	6,940	7,312	8,564
Other assets	114,716	125,069	82,559
Total assets	$9,960,467	$9,644,948	$8,334,301

LIABILITIES
Deposits:
Noninterest-bearing	$1,345,265	$1,501,614	$1,631,292
Interest-bearing	6,407,911	5,855,008	4,929,113
Total deposits	7,753,176	7,356,622	6,560,405
Borrowings	852,611	857,622	412,170
Subordinated debentures, net	79,060	153,255	153,027
Operating lease liabilities	10,717	11,397	11,773
Other liabilities	73,933	87,301	58,407
Total liabilities	8,769,497	8,466,197	7,195,782

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	110,927	110,927	110,927
Common stock	586,946	586,946	586,946
Additional paid-in capital	31,350	30,126	28,484
Retained earnings	553,261	535,915	464,889
Treasury stock	(57,652)	(52,799)	(44,458)
Accumulated other comprehensive loss	(33,862)	(32,364)	(8,269)
Total stockholders' equity	1,190,970	1,178,751	1,138,519
Total liabilities and stockholders' equity	$9,960,467	$9,644,948	$8,334,301

CONNECTONE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except for per share data)

	Three Months Ended
	03/31/23	12/31/22	03/31/22
Interest income
Interest and fees on loans	$106,903	$104,952	$76,025
Interest and dividends on investment securities:
Taxable	4,229	4,225	1,873
Tax-exempt	1,092	1,185	709
Dividends	898	712	214
Interest on federal funds sold and other short-term investments	2,975	1,395	120
Total interest income	116,097	112,469	78,941
Interest expense
Deposits	40,087	26,543	5,010
Borrowings	8,926	7,917	3,573
Total interest expense	49,013	34,460	8,583

Net interest income	67,084	78,009	70,358
Provision for credit losses	1,000	3,300	1,450
Net interest income after provision for credit losses	66,084	74,709	68,908

Noninterest income
Deposit, loan and other income	1,403	1,894	1,743
Income on bank owned life insurance	1,531	1,528	1,206
Net gains on sale of loans held-for-sale	49	176	701
Net losses on equity securities	(191)	(90)	(596)
Total noninterest income	2,792	3,508	3,054

Noninterest expenses
Salaries and employee benefits	22,236	21,676	18,640
Occupancy and equipment	2,761	2,603	1,929
FDIC insurance	950	830	606
Professional and consulting	2,194	2,157	1,792
Marketing and advertising	532	454	351
Information technology and communications	3,061	2,694	2,866
Amortization of core deposit intangible	372	409	433
Increase in value of acquisition price	-	-	683
Other expenses	2,764	2,489	1,930
Total noninterest expenses	34,870	33,312	29,230

Income before income tax expense	34,006	44,905	42,732
Income tax expense	9,077	12,348	11,351
Net income	24,929	32,557	31,381
Preferred dividends	1,509	1,510	1,509
Net income available to common stockholders	$23,420	$31,047	$29,872

Earnings per common share:
Basic	$0.60	$0.79	$0.76
Diluted	0.59	0.79	0.75

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures provided below, is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES

	As of
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2023	2022	2022	2022	2022
Selected Financial Data	(dollars in thousands)
Total assets	$9,960,467	$9,644,948	$9,478,252	$8,841,506	$8,334,301
Loans receivable:
Commercial	$1,392,565	$1,443,942	$1,392,037	$1,274,280	$1,161,867
Paycheck Protection Program ("PPP") loans	11,300	11,374	11,458	18,004	54,301
Commercial real estate	3,245,990	3,170,760	3,087,354	2,727,120	2,516,065
Multifamily	2,600,251	2,641,886	2,624,726	2,442,603	2,465,337
Commercial construction	630,469	574,139	537,323	569,789	539,058
Residential	259,166	264,748	256,085	249,379	250,205
Consumer	1,435	2,312	1,030	1,248	1,140
Gross loans	8,141,176	8,109,161	7,910,013	7,282,423	6,987,973
Unearned net origination fees	(9,057)	(9,472)	(9,563)	(7,850)	(8,378)
Loans receivable	8,132,119	8,099,689	7,900,450	7,274,573	6,979,595
Loans held-for-sale	11,197	13,772	8,080	3,182	2,742
Total loans	$8,143,316	$8,113,461	$7,908,530	$7,277,755	$6,982,337

Investment and equity securities	$647,026	$650,695	$639,192	$691,934	$525,228
Goodwill and other intangible assets	215,312	215,684	216,093	216,502	216,936
Deposits:
Noninterest-bearing demand	$1,345,265	$1,501,614	$1,665,658	$1,712,875	$1,631,292
Time deposits	2,706,662	2,394,190	1,921,235	1,285,409	1,065,814
Other interest-bearing deposits	3,701,249	3,460,818	3,723,617	3,619,315	3,863,299
Total deposits	$7,753,176	$7,356,622	$7,310,510	$6,617,599	$6,560,405

Borrowings	$852,611	$857,622	$829,953	$874,964	$412,170
Subordinated debentures, net	79,060	153,255	153,179	153,103	153,027
Total stockholders' equity	1,190,970	1,178,751	1,148,295	1,143,147	1,138,519

Quarterly Average Balances
Total assets	$9,700,530	$9,490,477	$9,030,589	$8,322,823	$8,263,382
Loans receivable:
Commercial (including PPP loans)	$1,442,180	$1,456,247	$1,342,868	$1,245,812	$1,231,703
Commercial real estate (including multifamily)	5,813,388	5,758,594	5,455,714	4,974,297	4,850,349
Commercial construction	606,214	558,086	537,073	544,084	541,642
Residential	261,560	261,969	251,338	247,208	253,589
Consumer	3,894	4,630	2,361	5,029	3,682
Gross loans	8,127,236	8,039,526	7,589,354	7,016,430	6,880,965
Unearned net origination fees	(9,664)	(9,666)	(9,178)	(9,222)	(9,870)
Loans receivable	8,117,572	8,029,860	7,580,176	7,007,208	6,871,095
Loans held-for-sale	13,463	7,933	2,195	966	382
Total loans	$8,131,035	$8,037,793	$7,582,371	$7,008,174	$6,871,477

Investment and equity securities	$649,744	$650,479	$687,291	$567,140	$536,090
Goodwill and other intangible assets	215,556	215,951	216,360	216,786	217,219
Deposits:
Noninterest-bearing demand	$1,451,654	$1,610,044	$1,682,135	$1,607,465	$1,547,055
Time deposits	2,357,332	2,035,362	1,525,076	1,103,418	1,124,614
Other interest-bearing deposits	3,565,904	3,558,881	3,686,520	3,717,531	3,851,558
Total deposits	$7,374,890	$7,204,287	$6,893,731	$6,428,414	$6,523,227

Borrowings	$941,266	$913,960	$772,561	$548,675	$404,907
Subordinated debentures, net	103,637	153,205	153,129	153,053	152,977
Total stockholders' equity	1,191,216	1,165,588	1,160,448	1,143,092	1,131,968

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2023	2022	2022	2022	2022
	(dollars in thousands, except for per share data)
Net interest income	$67,084	$78,009	$78,161	$75,591	$70,358
Provision for credit losses	1,000	3,300	10,000	3,000	1,450
Net interest income after provision for credit losses	66,084	74,709	68,161	72,591	68,908
Noninterest income
Deposit, loan and other income	1,403	1,894	1,969	1,866	1,743
Income on bank owned life insurance	1,531	1,528	1,521	1,342	1,206
Net gains on sale of loans held-for-sale	49	176	262	556	701
Net losses on equity securities	(191)	(90)	(430)	(405)	(596)
Total noninterest income	2,792	3,508	3,322	3,359	3,054
Noninterest expenses
Salaries and employee benefits	22,236	21,676	20,882	19,519	18,640
Occupancy and equipment	2,761	2,603	2,600	2,733	1,929
FDIC insurance	950	830	720	725	606
Professional and consulting	2,194	2,157	1,980	2,124	1,792
Marketing and advertising	532	454	461	426	351
Information technology and communications	3,061	2,694	2,747	2,801	2,866
Amortization of core deposit intangible	372	409	409	434	433
Increase in value of acquisition price	-	-	-	833	683
Other expenses	2,764	2,489	2,344	2,108	1,930
Total noninterest expenses	34,870	33,312	32,143	31,703	29,230

Income before income tax expense	34,006	44,905	39,340	44,247	42,732
Income tax expense	9,077	12,348	10,425	11,889	11,351
Net income	$24,929	$32,557	$28,915	$32,358	$31,381
Preferred dividends	1,509	1,510	1,509	1,509	1,509
Net income available to common stockholders	$23,420	$31,047	$27,406	$30,849	$29,872

Weighted average diluted common shares outstanding	39,300,733	39,378,137	39,320,674	39,481,689	39,727,606
Diluted EPS	$0.59	$0.79	$0.70	$0.78	$0.75

Reconciliation of GAAP Earnings to Pre-tax and Pre-provision Net Revenue
Net income	$24,929	$32,557	$28,915	$32,358	$31,381
Income tax expense	9,077	12,348	10,425	11,889	11,351
Provision for credit losses	1,000	3,300	10,000	3,000	1,450
Pre-tax and pre-provision net revenue	$35,006	$48,205	$49,340	$47,247	$44,182

Return on Assets Measures
Average assets	$9,700,530	$9,490,477	$9,030,589	$8,322,823	$8,263,382
Return on avg. assets	1.04%	1.36%	1.27%	1.56%	1.54%
Return on avg. assets (pre-tax and pre-provision)	1.46	2.02	2.17	2.28	2.17

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2023	2022	2022	2022	2022
Return on Equity Measures	(dollars in thousands)
Average stockholders' equity	$1,191,216	$1,165,588	$1,160,448	$1,143,097	$1,131,968
Less: average preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Average common equity	$1,080,289	$1,054,661	$1,049,521	$1,032,170	$1,021,041
Less: average intangible assets	(215,556)	(215,951)	(216,360)	(216,786)	(217,219)
Average tangible common equity	$864,733	$838,710	$833,161	$815,384	$803,822

Return on avg. common equity (GAAP)	8.79%	11.68%	10.36%	11.99%	11.87%
Return on avg. tangible common equity ("TCE") (non-GAAP) (1)	11.11	14.82	13.19	15.32	15.22
Return on avg. tangible common equity (pre-tax, pre-provision, pre-merger charges)	16.54	22.94	23.63	23.39	22.44

Efficiency Measures
Total noninterest expenses	$34,870	$33,312	$32,143	$31,703	$29,230
Amortization of core deposit intangibles	(372)	(409)	(409)	(434)	(433)
Operating noninterest expense	$34,498	$32,903	$31,734	$31,269	$28,797

Net interest income (tax equivalent basis)	$67,828	$78,773	$78,850	$76,146	$70,842
Noninterest income	2,792	3,508	3,322	3,359	3,054
Net losses on equity securities	191	90	430	405	596
Operating revenue	$70,811	$82,371	$82,602	$79,910	$74,492

Operating efficiency ratio (non-GAAP) (2)	48.7%	39.9%	38.4%	39.1%	38.7%

Net Interest Margin
Average interest-earning assets	$9,174,167	$8,972,063	$8,500,316	$7,807,445	$7,753,881

Net interest income (tax equivalent basis)	$67,828	$78,773	$78,850	$76,146	$70,842
Impact of purchase accounting fair value marks	(839)	(837)	(885)	(1,014)	(1,179)
Adjusted net interest income (tax equivalent basis)	$66,989	$77,936	$77,965	$75,132	$69,663

Net interest margin (GAAP)	3.00%	3.48%	3.68%	3.91%	3.71%
Adjusted net interest margin (non-GAAP) (3)	2.96	3.45	3.64	3.86	3.64

(1) Earnings available to common stockholders excluding amortization of intangible assets divided by average tangible common equity.
(2) Operating noninterest expense divided by operating revenue.
(3) Adjusted net interest margin excludes impact of purchase accounting fair value marks.

	As of
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2023	2022	2022	2022	2022
Capital Ratios and Book Value per Share	(dollars in thousands, except for per share data)
Stockholders equity	$1,190,970	$1,178,751	$1,148,295	$1,143,147	$1,138,519
Less: preferred stock	(110,927)	(110,927)	(110,927)	(110,927)	(110,927)
Common equity	$1,080,043	$1,067,824	$1,037,368	$1,032,220	$1,027,592
Less: intangible assets	(215,312)	(215,684)	(216,093)	(216,502)	(216,936)
Tangible common equity	$864,731	$852,140	$821,275	$815,718	$810,656

Total assets	$9,960,467	$9,644,948	$9,478,252	$8,841,506	$8,334,301
Less: intangible assets	(215,312)	(215,684)	(216,093)	(216,502)	(216,936)
Tangible assets	$9,745,155	$9,429,264	$9,262,159	$8,625,004	$8,117,365

Common shares outstanding	39,179,051	39,243,123	39,243,123	39,243,123	39,518,411

Common equity ratio (GAAP)	10.84%	11.07%	10.94%	11.67%	12.33%
Tangible common equity ratio (non-GAAP) (4)	8.87	9.04	8.87	9.46	9.99

Regulatory capital ratios (Bancorp):
Leverage ratio	10.60%	10.68%	10.95%	11.63%	11.57%
Common equity Tier 1 risk-based ratio	10.55	10.30	10.20	10.63	10.69
Risk-based Tier 1 capital ratio	11.92	11.66	11.58	12.11	12.21
Risk-based total capital ratio	13.85	14.45	14.45	15.09	15.25

Regulatory capital ratios (Bank):
Leverage ratio	10.62%	10.64%	10.91%	11.61%	11.41%
Common equity Tier 1 risk-based ratio	11.93	11.60	11.53	12.08	12.04
Risk-based Tier 1 capital ratio	11.93	11.60	11.53	12.08	12.04
Risk-based total capital ratio	13.28	13.02	13.00	13.55	13.55

Book value per share (GAAP)	$27.57	$27.21	$26.43	$26.30	$26.00
Tangible book value per share (non-GAAP) (5)	22.07	21.71	20.93	20.79	20.51

Net Loan (Recoveries) Charge-Off Detail
Net loan charge-offs (recoveries):
Charge-offs	$4,484	$4,456	$413	$302	$274
Recoveries	(1)	-	(53)	(32)	(32)
Net loan charge-offs (recoveries)	$4,483	$4,456	$360	$270	$242
Net loan charge-offs (recoveries) as a % of average loans receivable (annualized)	0.22%	0.22%	0.02%	0.02%	0.01%

Asset Quality
Nonaccrual loans	$47,667	$44,454	$57,477	$60,756	$59,403
OREO	-	264	264	316	316
Nonperforming assets	$47,667	$44,718	$57,741	$61,072	$59,719

Allowance for credit losses - loans ("ACL")	87,002	90,513	91,717	82,739	80,070

Loans receivable	$8,132,119	$8,099,689	$7,900,450	$7,274,573	$6,979,595
Less: PPP loans	11,300	11,374	11,458	18,004	54,301
Loans receivable (excluding PPP loans)	$8,120,819	$8,088,315	$7,888,992	$7,256,569	$6,925,294

Nonaccrual loans as a % of loans receivable	0.59%	0.55%	0.73%	0.84%	0.85%
Nonperforming assets as a % of total assets	0.48	0.46	0.61	0.69	0.72
ACL as a % of loans receivable	1.07	1.12	1.16	1.14	1.15
ACL as a % of nonaccrual loans	182.5	203.6	159.6	136.2	134.8

(4) Tangible common equity divided by tangible assets.
(5) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)

	For the Quarter Ended
	March 31, 2023			December 31, 2022			March 31, 2022
	Average			Average			Average
Interest-earning assets:	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)
Investment securities (1) (2)	$732,929	$5,620	3.11%	$743,917	$5,725	3.05%	$545,203	$2,771	2.06%
Loans receivable and loans held-for-sale (2) (3) (4)	8,131,035	107,348	5.35	8,037,793	105,402	5.20	6,871,477	76,321	4.50
Federal funds sold and interest- bearing deposits with banks	260,297	2,975	4.64	142,489	1,394	3.88	312,224	120	0.16
Restricted investment in bank stock	49,906	898	7.30	47,864	712	5.90	24,977	214	3.47
Total interest-earning assets	$9,174,167	116,841	5.17	8,972,063	113,233	5.01	7,753,881	79,426	4.15
Allowance for loan losses	(90,182)			(91,621)			(79,763)
Noninterest-earning assets	616,545			610,035			589,264
Total assets	$9,700,530			$9,490,477			$8,263,382

Interest-bearing liabilities:
Time deposits	2,357,332	17,267	2.97	2,035,362	11,601	2.26	1,124,614	2,154	0.78
Other interest-bearing deposits	3,565,904	22,820	2.60	3,558,881	14,942	1.67	3,851,558	2,856	0.30
Total interest-bearing deposits	5,923,236	40,087	2.74	5,594,243	26,543	1.88	4,976,172	5,010	0.41

Borrowings	941,266	7,322	3.15	913,960	5,665	2.46	404,907	1,377	1.38
Subordinated debentures, net	103,637	1,579	6.18	153,205	2,217	5.74	152,977	2,168	5.75
Finance lease	1,714	25	5.92	1,760	35	7.89	1,917	29	6.14
Total interest-bearing liabilities	6,969,853	49,013	2.85	6,663,168	34,460	2.05	5,535,973	8,584	0.63

Noninterest-bearing demand deposits	1,451,654			1,610,044			1,547,055
Other liabilities	87,807			51,677			48,386
Total noninterest-bearing liabilities	1,539,461			1,661,722			1,595,441
Stockholders' equity	1,191,216			1,165,588			1,131,968
Total liabilities and stockholders' equity	$9,700,530			$9,490,477			$8,263,382

Net interest income (tax equivalent basis)		67,828			78,773			70,842
Net interest spread (5)			2.31%			2.96%			3.53%

Net interest margin (6)			3.00%			3.48%			3.71%

Tax equivalent adjustment		(744)			(764)			(484)
Net interest income		$67,084			$78,009			$70,358

(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 21% federal tax rate.
(3) Includes loan fee income.
(4) Loans include nonaccrual loans.
(5) Represents difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.